Exhibit 10.3

Amendment No. 1 to the

Restricted Stock Agreement
Granted Under 2004 Stock Incentive Plan, as amended

This Amendment No. 1, effective as of November 4, 2009,  is to the Restricted Stock Agreement made on March 7, 2007 between Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Steven Brugger (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree to amend the Agreement as follows.

3.             Section 2(a) of the Agreement is hereby deleted and replaced with the following:

One hundred thousand (100,000) Shares shall vest and become free from forfeiture under Section 2(c) hereof and become free from the transfer restrictions in Section 3 hereof on the date that the Company (or any of the Company’s partners or collaborators) commercially launches M-Enoxaparin in the United States, provided, that such commercial launch occurs on or before March 7, 2011 and provided further, that such Shares shall only vest pursuant to this Section 2(a) if the Participant is employed by the Company on the date of such vesting event. For the purpose of this Section and vesting hereunder, “commercial launch” shall not be deemed to have occurred earlier than ten (10) days after the marketing approval of M-Enoxaparin in the United States by the United States Food and Drug Administration.

Except as explicitly set forth herein, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Richard P. Shea
Richard P. Shea

/s/ Ganesh Venkataraman
Ganesh Venkataraman